Exhibit 99.1

Stereotaxis Reports 2014 Third Quarter Financial Results

-Improves System Revenue 89% Sequentially from Second Quarter 2014-

-Completes Five New Niobe® ES System Installations-

-Secures First Niobe® ES System Order in Japan-

-Achieves Record Low Operating Expenses of $7.7 Million-

-Receives FDA Clearance of Vdrive® with V-Loop™ System-

-Hosts Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, November 5, 2014—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the third quarter ended September 30, 2014.

William C. Mills, Stereotaxis Chief Executive Officer, said, “During the third quarter, we continued to aggressively execute on our strategic priorities. We secured our first commercial order for the Niobe® ES system in Japan, which should translate to revenue over the next two quarters, and we established a local business office under the guidance of a new business director, who brings a 20-year background in sales and organizational leadership for medical technology companies in Japan. In the U.S., we received FDA clearance of our Vdrive® with V-Loop™ system, our second Vdrive system product to be launched in the U.S.”

Mr. Mills continued, “Our U.S. and European operating regions contributed to sequential system revenue growth, completing five new system installations in the quarter. We also continued to work toward improved utilization through synergetic, one-on-one relationships with physician users and significant new product enhancements, such as the Ablation History feature. Our team is intensely focused on achieving operational excellence, realizing commercial success in our major global markets and developing economically attractive product solutions that maximize clinical outcomes and drive shareholder value.”

Martin C. Stammer, Chief Financial Officer of Stereotaxis, commented, “Our diligent focus on operating efficiency and carefully managing expenses resulted in record low operating expenses of $7.7 million for the third quarter. Excluding required mark-to-market adjustments in both periods and accelerated amortization of a debt discount in 2013, we narrowed our net loss by $1.3 million from the prior year third quarter. We are committed to disciplined economic decisions and aligning our resources with product innovations that we believe will deliver long-term benefits.”

Third Quarter 2014 Financial Results

Revenue for the third quarter of 2014 totaled $8.9 million, down 18% from $10.8 million in the prior year third quarter, but up 10% sequentially from $8.0 million in the second quarter 2014. System revenue was $2.2 million, down 51% from $4.4 million in the prior year quarter, but up 89% sequentially from $1.2 million in the second quarter. During the quarter, the Company recognized revenue of $0.9 million on completion of five Niobe ES system installations and one Niobe ES system upgrade, $1.1 million in Odyssey® solution sales and $0.2 million in Vdrive system sales. Recurring revenue was $6.7 million in the third quarter, compared to $6.4 million in the prior year quarter and $6.9 million in the second quarter 2014. Procedures increased 2% from the same quarter last year and declined 6% sequentially.

The Company generated new capital orders of $1.5 million on one Niobe ES system order, a Niobe ES system upgrade and two Odyssey solution orders in the third quarter, compared to $1.8 million in the prior year third quarter and $0.6 million in the second quarter of 2014. Ending capital backlog for the 2014 third quarter was $6.0 million.

Gross margin in the quarter was $6.5 million, or 73.6% of revenue, versus $7.3 million, or 67.7% of revenue, in the third quarter of 2013. Operating expenses in the third quarter were $7.7 million, an 8% improvement compared to $8.4 million in the prior year quarter and the lowest reported quarterly operating expenses since the Company went public.

Operating loss in the third quarter was $(1.2) million, compared to $(1.1) million in the prior year third quarter. Interest expense was $0.8 million, compared to $7.6 million in the third quarter of 2013 that included a one-time, non-cash expense related to capital transactions.

Net income for the 2014 third quarter was less than $0.1 million, or $0.00 per share, compared to a net loss of $(56.9) million, or $(4.49) per share, reported in the third quarter of 2013, which included a non-cash, mark-to-market adjustment and accelerated amortization of convertible debt discount as a result of transactions with convertible note holders and other equity investors in August 2013. Excluding this charge, the net loss for the 2013 third quarter would have been $(3.3) million, or $(0.26) per share. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.0) million, or $(0.10) per share, in the third quarter of 2014. The weighted average diluted shares outstanding for the third quarters of 2014 and 2013 totaled 20.5 million and 12.7 million, respectively.

At September 30, 2014, Stereotaxis had cash and cash equivalents of $8.7 million, compared to $10.6 million at June 30, 2014. Cash burn for the third quarter of 2014 was $2.3 million, compared to $1.6 million for the third quarter of 2013. At quarter end, total debt was $18.4 million related to HealthCare Royalty Partners long-term debt.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 5, 2014, at 4:30 p.m. Eastern Time, to discuss third quarter results. To access the conference call, dial 1-888-299-7209 (US and Canada) or 1-719-325-2491 (International) and give the participant pass code 6353523. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan and elsewhere. The V-Sono™ ICE catheter manipulator and V-Loop™ variable loop catheter manipulator have received U.S. clearance, and the V-CAS™ catheter advancement system has been submitted for review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue
Systems	$2,181,088	$4,449,598	$4,669,224	$10,000,926
Disposables, service and accessories	6,673,013	6,371,846	20,587,084	18,962,129

Total revenue	8,854,101	10,821,444	25,256,308	28,963,055
Cost of revenue
Systems	1,318,456	2,338,175	2,958,668	5,132,007
Disposables, service and accessories	1,019,476	1,161,449	2,983,111	3,032,150

Total cost of revenue	2,337,932	3,499,624	5,941,779	8,164,157
Gross margin	6,516,169	7,321,820	19,314,529	20,798,898
Operating expenses:
Research and development	1,214,405	1,300,287	4,030,594	4,313,590
Sales and marketing	3,717,670	4,102,968	11,445,089	13,213,528
General and administrative	2,763,667	2,987,408	9,537,043	9,688,116

Total operating expenses	7,695,742	8,390,663	25,012,726	27,215,234

Operating loss	(1,179,573)	(1,068,843)	(5,698,197)	(6,416,336)
Other income (expense)	2,034,731	(48,160,084)	2,139,718	(46,660,340)
Interest income	1,736	1,306	5,665	3,973
Interest expense	(834,224)	(7,640,821)	(2,505,842)	(11,722,679)

Net income (loss)	$22,670	$(56,868,442)	$(6,058,656)	$(64,795,382)

Net earnings (loss) per common share:
Basic	$0.00	$(4.49)	$(0.31)	$(6.72)
Diluted	$0.00	$(4.49)	$(0.31)	$(6.72)

Weighted average shares used in computing net earnings (loss) per common share:
Basic	20,326,169	12,666,414	19,767,545	9,640,249
Diluted	20,518,757	12,666,414	19,767,545	9,640,249

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,724,395	$13,775,130
Accounts receivable, net of allowance of $599,400 and $383,077 in 2014 and 2013, respectively	7,027,781	7,558,152
Inventories	6,586,303	4,879,039
Prepaid expenses and other current assets	1,435,121	1,945,206

Total current assets	23,773,600	28,157,527
Property and equipment, net	897,321	1,184,589
Intangible assets, net	1,454,611	1,679,486
Long-term receivables	—	20,431
Other assets	31,580	34,363

Total assets	$26,157,112	$31,076,396

Liabilities and stockholders’ deficit
Current liabilities:
Current maturities of long-term debt	$—	$49,733
Accounts payable	2,505,155	3,512,339
Accrued liabilities	6,526,610	7,079,381
Deferred contract revenue	8,015,860	7,519,754
Warrants	3,504,908	5,644,626

Total current liabilities	20,552,533	23,805,833
Long-term debt, less current maturities	18,435,843	18,481,478
Long-term deferred contract revenue	974,095	491,080
Other liabilities	—	—
Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2014 and 2013	—	—
Common stock, par value $0.001; 300,000,000 shares authorized, 20,465,997 and 19,311,390 shares issued at 2014 and 2013, respectively	20,466	19,311
Additional paid-in capital	445,842,292	441,888,155
Treasury stock, 4,015 shares at 2014 and 2013	(205,999)	(205,999)
Accumulated deficit	(459,462,118)	(453,403,462)

Total stockholders’ deficit	(13,805,359)	(11,701,995)

Total liabilities and stockholders’ deficit	$26,157,112	$31,076,396